Exhibit 99.1

Akumin Announces Completion of Domestication to Delaware

October 3, 2022 — Plantation, FL — Akumin Inc. (NASDAQ/TSX: AKU) (“Akumin”) today announced that, effective September 30, 2022, it completed its previously announced change of jurisdiction of incorporation from the Province of Ontario, Canada to the State of Delaware, USA (the “Domestication”). In light of the completion of the Domestication, Akumin is now subject to the General Corporation Law of the State of Delaware. The stock symbol of Akumin on both the NASDAQ Stock Exchange and the Toronto Stock Exchange will continue to be “AKU”.

The Domestication was approved by a special resolution of shareholders of Akumin passed at the annual general and special meeting of shareholders held on June 30, 2022 and subsequently by the board of directors of Akumin.

Complete details regarding the Domestication were outlined in the management information circular of Akumin dated May 17, 2022, a copy of which is available at Akumin’s profile on EDGAR at www.sec.gov and on www.sedar.com.

About Akumin

Akumin is a national leader in comprehensive outpatient radiology and oncology solutions and a partner of choice for U.S. hospitals, health systems and physician groups. Akumin provides fixed-site outpatient radiology and oncology services through a network of 234 owned and/or operated centers; as well as outpatient radiology and oncology solutions to approximately 1,000 hospitals and health systems across 48 states. Akumin combines clinical and operational expertise with the latest advances in technology and information systems to deliver patient-centered innovation, service standardization and exceptional healthcare value to its patients and partners. For more information, visit www.akumin.com.

For further information:

R. Jeffrey White

Investor Relations

1-866-640-5222

jeffrey.white@akumin.com